Stockholm, Sweden, July 23, 2021 (NYSE: VNE and SSE: VNE-SDB)

Financial Report April - June 2021
Financial Summary - Q2'21
•Sequential improvement in operating loss and cash flow despite lower than expected LVP and continued supply chain challenges
•Net Sales $398 million, Net sales increase 116%, Organic Sales[1] 108%
•Active Safety Net Sales increase 149%, Organic Sales increase 140%
•Operating cash flow $(69) million
•Cash balance $556 million

Outlook - FY'21
• Organic Sales[1] growth YoY is expected to exceed 25%
• Active Safety Organic Sales[1] growth YoY is expected to be in the range of 40-45%
• Currency translation impact is expected to be ~4%
• Operating loss is expected to improve in 2021 from 2020, Cash balance is expected to exceed $400 million at 2021 year-end
• Order intake in 2021 is expected to increase from 2020

Business Highlights
•Enters into a definitive merger agreement under which Magna International Inc. will acquire Veoneer
•Organic Sales growth outperformed the global LVP by ~58pp for Q2'21, expect out-performance of mid-teens for full year 2021
•Semiconductor supply shortages continue to create industry delivery and cost challenges
•Significant regional mix improvement in LVP in Q2 from Q1, mainly in North America, Europe and Japan
•Veoneer's ADAS and AD software unit Arriver performed first in vehicle demonstrations to customers with positive feedback
•Agreement Baraja to industrialize their LiDAR technology for the next wave of L2+ to L4 autonomous vehicle applications.
•China Active Safety momentum continues with new contract awards and launches during the quarter
•Order intake over the Last Twelve Months (LTM) was more than $530 million of average annual sales at the end of Q2'21

Key Figures	Three Months Ended June 30					Six Months Ended June 30
Dollars in millions, (except where specified)	2021		2020		Change	2021		2020		Change
	$	%	$	%	$	$	%	$	%	$
Net Sales	$398		$184		$214	$816		$546		$270
Gross Profit / Margin	$62	15.6%	$3	1.9%	$59	$118	14.4%	$56	10.3%	$62
RD&E, net / % of Sales	$(108)	(27.1)%	$(44)	(24.1)%	$(64)	$(224)	(27.5)%	$(175)	(32.0)%	$(49)
Operating Loss / Margin	$(92)	(23.1)%	$(64)	(34.8)%	$(28)	$(196)	(24.0)%	$(186)	(34.1)%	$(10)
Operating Cash Flow	$(69)		$(107)		$38	$(179)		$(116)		$(63)

Comments from Jan Carlson, Chairman, President and CEO
On July 22 Veoneer entered into a definitive merger agreement under which Magna will acquire the Company. We believe this is a compelling transaction for our shareholders and all of our stakeholders. It will deliver significant and immediate value to Veoneer stockholders and reflects an attractive premium to our trading price and provides new opportunities for our employees to join one of the most capable suppliers in the mobility space. The plan is to finalize the agreement in the coming months and we will provide timely updates as the process progresses.
For the quarter, I was pleased with Veoneer's performance during a challenging period. Despite the uncertainty created by supply disruptions, the COVID-19 pandemic and sequentially lower light vehicle production leading to lower sales, Veoneer improved its gross profit and operating loss as well as its cash flow. These improvements were achieved through the progress of our on-going market adjustment initiatives, and we expect continuous progress throughout 2021 as sales increases and the results of the efficiency programs are expected to keep our costs at near planned levels.
Planned launches are on track, although the positive volume effects are somewhat held back by the short-term fluctuations in OEM demand. During the quarter we had five key launches, four out of which were Active Safety launches that will start to contribute to our expected strong organic sales growth in the quarters and years to come. The launch of the Geely EMA was especially significant for Veoneer as we are a full system and integration supplier to the vehicle. This is a flagship program for our Company, highlighting the strength of our vision, radar, ECU and software capabilities. It further highlights the current momentum we have in China where among other customer wins we signed yet another new customer for our vision technology.
Our order intake developed better in the quarter than what we expected, due in part to new opportunities that we were able to capture and partly orders expected in the third quarter materializing already in the second quarter. We won orders across most products areas, highlighting the strength of our current product portfolio. With this positive development we are well on track to reach higher order levels in 2021 as compared to 2020.
The first Arriver perception and drive policy software running on the Qualcomm Snapdragon Ride platform has now been demonstrated in-vehicle to potential customers with encouraging initial feedback, a true milestone. During the quarter the Volvo XC40 Recharge, which runs the current generation of Arriver software, was picked as "Top Safety Pick+" by the Insurance Institute for Highway Safety in the United States, another proof point that we are on track to create a leading global challenger for Active Safety systems and software.
These developments are the result of the strong execution of the entire Veoneer team and I would like to take this opportunity to thank all of Veoneer's associates for their focus and persistence in these volatile times.

An earnings conference call will be held today, Friday, July 23, 2021 at 14:00 CET. To follow the webcast or to obtain the phone number/pin code, please see www.veoneer.com. The slide deck will be available on our website prior to the earnings conference call. [1]For all Non-U.S. GAAP financial measures, see the reconciliation tables in this earnings release, including the Non-U.S. GAAP Financial Measures section for further discussion of the forward-looking Non-U.S. GAAP financial measures on page 11.

Page 1 of 12                                                    23 July 2021

Financial Overview for the Quarter
Sales by Product
Net Sales	Three Months Ended June 30				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2021	2020	U.S. GAAP Reported		Currency		Divestitures		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%	$	%
Restraint Control Systems	175	100	75	75.3%	7	7.2%	—	—	68	68.1%
Active Safety	197	79	118	149.4%	8	9.0%	—	—	110	140.0%
Brake Systems	13	5	8	145.2%	—	—	—	—	8	145.2%
Other	13	—	13	—	—	—	—	—	13	—
Total	$398	$184	$214	116.0%	$15	8.0%	$—	—%	$199	108.0%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the quarter of $398 million increased by 116% as compared to the same quarter in 2020. The organic sales[1] increased by 108% and the net currency translation effects were positive by 8%. Given that the LVP growth expectations declined by around 10pp from IHS April to July reports, sales were lower than our expectations from the beginning of the quarter. Veoneer outperformed the LVP in all regions, except rest of Asia which accounts for only around 5% of net sales.
According to IHS, the global LVP increased 50% for the quarter as compared to 2020. This increase was primarily driven by North America, Europe and Japan. It was a reversal from Q1 where growth was driven by China. These developments led to a sequentially significantly improved regional mix for Veoneer..
Restraint Control Systems - Net sales for the quarter of $175 million increased by 75% as compared to 2020. The organic sales growth of 68%, was primarily driven by North America and Europe, but all regions saw organic sales growth as a result of new program launches, primarily during the second half of 2020.

Active Safety - Net sales for the quarter of $197 million increased by 149% as compared to 2020. The organic sales increase was 140%. The strong growth was primarily driven by an intense launch period which started in Q1 2020 and will continue throughout 2021. China saw the strongest relative growth during the quarter, indicating the start of an industry wide ramp up phase for Active Safety in that region.
Strong volume demand for mono, stereo and thermal camera systems, radar and ADAS ECUs on several models, and across multiple customers drove the increase in organic sales. The recovery in radar sales continues, this was the third consecutive growth quarter which indicates continued successful transition to 77GHz radars.
Brake Systems and Other - The combined net sales for the quarter was $26 million. The Brake Systems sales of $13 million are related to the Honda legacy business and $13 million of Other sales are Brake ECUs to ZF.

Income Statement
Gross Profit - Gross profit for the quarter of $62 million was $59 million higher as compared to 2020. The YoY improvement was mainly driven by the volume improvements resulting from the impact of the COVID-19 pandemic in 2020, along with the continued benefits from the Market Adjustment Initiatives (MAI). These positive effects were partly mitigated by higher costs related to supply constraints of approximately $4 million. The currency impact was $7 million
Operating Loss - Operating loss for the quarter of $92 million increased by $28 million as compared to 2020, this primarily related to the above normal engineering reimbursements in the second quarter of 2020. Sequentially the operating loss improved by $12 million mainly due to the MAIs. Net currency effects were $5 million favorable.
RD&E, net of $108 million increased by $64 million for the quarter as compared to 2020, mainly as a result of reimbursements of $81 million for previously completed work reflected in the 2020 results, which was partly offset by the effect from the brake system divestiture of $12 million. The underlying RD&E run rate improved as compared to 2020.

The SG&A expense of $41 million for the quarter increased by around $3 million as compared to 2020 reflecting around $2 million in higher run rate and $1 million in temporary costs.
Other expense net of $3 million were related to restructuring costs during the quarter.
Net Loss - Net loss for the quarter of $100 million increased by $10 million as compared to 2020.
The interest, net and other non-operating items, net combined for the quarter of $5 million, remain unchanged as compared to 2020.
Income tax expense of $4 million for the quarter was $2 million higher as compared to 2020. There were no discrete tax items during the quarter
Loss per Share - The loss per share of $0.89 for the quarter increased by $0.09 per share as compared to a loss of $0.80 per share as compared to the same quarter of 2020.

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash used in operating activities of $69 million during the second quarter was $38 million lower as compared to 2020. The improvement was primarily due net working capital.
Net cash used in investing activities - Net cash used in investing activities of $19 million was due to capital expenditures of $18 million, and equity method investments of $1 million. The $15 million improvement was due to reduced capital expenditures and the discontinuation of the Zenuity joint venture
Cash flow before financing activities[1] - The cash flow before financing activities of $(88) million for the second quarter improved from $(141) million as compared to 2020. This was primarily due to net working capital improvements and lower investing activities.

Net Working Capital[1] - Net working capital for the second quarter of $(47) million was a $36 million decrease compared to the same quarter in 2020, mainly due to the negative COVID-19 impact in 2020.
Capital Expenditures - Capital expenditures of $18 million for the quarter decreased by $6 million as compared to 2020 mainly due to lower investments in facility expansions.
Cash and cash equivalents - At the end of the period, the Company had cash and cash equivalents of $556 million, which decreased by $89 million during the second quarter mainly due to the operating cash flow and capital expenditures.

Page 2 of 12                                                    23 July 2021

Financial Overview Year to Date

Sales by Product
Net Sales	Six Months Ended June 30				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2021	2020	U.S. GAAP Reported		Currency		Divestiture		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%	$	%
Restraint Control Systems	364	262	102	38.9%	16	5.9%	—	—%	86	33.0%
Active Safety	402	241	161	66.7%	20	8.8%	—	—%	141	57.9%
Brake Systems	24	43	-19	(43.2)%	—	—%	(24)	(56.9)%	5	31.9%
Other	26	$—	26	—	—	—%	—	—%	26	N/A
Total	$816	$546	$270	49%	$36	6.7%	$(24)	(4.5)%	$258	49%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the first half increased by 49% to $816 million as compared to 2020. The organic sales[1] increased by 49%, as compared to the 29% increase in LVP for the same period. The remainder of the increase was from net currency translation effects of 7%, the impact from the brake system divestiture was $(24)million.
During the first half, the organic sales increased in North America 54%, Europe 41% and Asia 61%. The strong organic sales growth reflects the rebound from the negative COVID-19 effects in 2020 which started to affect China in the first quarter and the rest of the world in the second quarter. This strong organic growth was further driven by Veoneer's intense launch period which started in the first quarter 2020 and will continue throughout 2021.
Restraint Control Systems - Net sales for the first half of $364 million increased by 39% as compared to 2020. The organic sales increase of 33% was primarily due to the LVP increase driving higher volumes in all regions.

Active Safety - Net sales for the first half increased by 67% to $402 million as compared to 2020. This increase was primarily driven by the organic sales growth of 58%. The strong outperformance compared to the LVP was driven by all regions. Notably Active Safety in China increased by more than 700% from a low base marking the start of the ramp up phase for Active Safety in that region.
As part of Veoneer's on-going strong launch phase as well as the rebound effect from COVID-19 all product areas within Active Safety showed strong growth. Radar systems and vision contributed in particular, but also night vision and ADAS ECU's experienced strong growth based on new launches.
Brake Systems and other - Net sales for the first half increased by 16% to $50 million as compared to 2020, mainly driven by brake ECU's to ZF.

Income Statement
Gross Profit - The gross profit for the first half of $118 million was $62 million higher as compared to 2020. Higher organic sales as well as continued benefit from the MAIs were the key contributors, which more than offset the extra costs related to supply chain constraints. Net currency effects were $10 million. The brake systems divestiture impact was $(4)million
Operating Loss - The operating loss for the first half of $196 million was $10 million higher as compared to 2020, primarily related to the above normal engineering reimbursements in the second quarter of 2020. The underlying operating performance improved year over year. Net currency effects were $(2) million and the brake systems divestiture impact was $(1).
The RD&E, net of $224 million increased by $49 million as compared to 2020, due to $81 million higher than normal engineering reimbursements in the second quarter of 2020, which was partly offset by the brake system divestiture impact of $27M.
The SG&A expense of $81 million for the first half decreased by $1 million as compared to 2020 including a $1M positive impact from the brake system divestiture.
Other income and amortization of intangibles combined were $24 million lower for the first half as compared to 2020 mainly due to the temporary positive effects from the divestiture of the brake systems joint venture in the first half of 2020 and restructuring related costs year to date of approximately $5 million.

Net Loss - The net loss for the first half of $205 million decreased by $116 million as compared to 2020, primarily due to the higher organic sales and lower net costs related to the Zenuity JV divestiture and non-cash net loss on the divestiture of the brake systems business in 2020.
The interest expense, net for the first half was $6 million higher as compared to 2020 due to lower interest income. Other non-operating items, net of $1 million improved by $2 million.
Income tax expense of $9 million for the first half was $17 million lower as compared to 2020. This is primarily due to a discrete tax expense of $22 million on the VNBS sale in 2020.
The non-controlling interest expense was $1 million favorable as compared to 2020, when it was $(1)million, due to the brake systems divestiture.
Loss per Share - The loss per share of $1.83 for the first half decreased by $1.06 as compared to 2020, mainly due to the net loss effect mentioned above.

Page 3 of 12                                                    23 July 2021

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash used in operating activities of $179 million during the first half was $63 million higher as compared to 2020. The change was primarily driven by the net working capital change, which was partly offset by the lower net loss.
Net cash used in investing activities - Net cash used in investing activities of $18 million during the first half was $117 million lower as compared to 2020. This was mainly due to the proceeds from the VNBS divestiture of $176 million in 2020.
Cash flow before financing activities[1] - The cash flow before financing activities of $(197) million for the first half was $180 million lower compared to 2020 mainly due to the VNBS divestiture.

Net Working Capital[1] - The change in net working capital of negative $36 million for the first half as compared to 2020 was mainly due to the COVID-19 impact in 2020.
Capital Expenditures - Capital expenditures of $30 million for the first half decreased by $21 million as compared to 2020 mainly due to lower investments in VBS-US, facility expansions, and engineering related IT. The benefit of the VNBS-Asia divestiture was $1 million.
Cash and cash equivalents - Shareholders equity, including non-controlling interest of $1,030 million, decreased by $209 million during the first half mainly due to the operating loss and capital expenditure.

2021 Outlook
The macro-economic environment remains very uncertain, mainly due to the global supply chain challenges created as a result of the COVID-19 pandemic. These global supply chain shortages have led multiple OEM customers to reduce their production schedules on short notice, which in turn makes the global LVP very difficult to forecast.
For the full year 2021, we expect our organic sales growth to exceed 25% and a currency translation, net increase of 4%, both as compared to 2020. Also for full year 2021, we estimate Active Safety organic sales growth to be in the range of 40-45%. We anticipate positive leverage on this organic sales growth during 2021 to improve our gross margin.
The RD&E, net run rate is expected to be in the range of $110 to $120 million per quarter, while capital expenditures and depreciation are expected to be approximately $100 million and $115 million, respectively, for the full year 2021. As a result of these underlying assumptions, we expect our operating loss for the full year 2021 to improve as compared to 2020, and we expect our cash balance to be more than $400 million at 2021 year-end. We also expect our operating loss and cash flow performance to improve sequentially during 2021.
Veoneer expects its order intake to increase in 2021 as compared to 2020.

Key Ratios	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2020
Dollars in millions, (except where specified)	2021	2020	2021	2020
Gross Margin % [1]	15.6	1.9	14.4	10.3	14.9	13.3
SG&A %	(10.3)	(20.6)	(9.9)	(14.9)	(10.0)	(12.0)
RD&E %	(27.1)	(24.1)	(27.5)	(32.0)	(27.8)	(29.7)
Operating Margin % [2]	(23.1)	(34.8)	(24.0)	(34.1)	(22.9)	(26.7)
Depreciation and Amortization %	(7.3)	(12.7)	(7.0)	(8.5)	(6.9)	(7.5)
EBITDA % [3]	(15.8)	(22.1)	(17.0)	(25.6)	(16.0)	(19.2)
Capital Expenditures %	(4.5)	(13.0)	(3.7)	(9.3)	(4.3)	(6.6)
Net Working Capital [4]	$(47)	$(11)	$(47)	$(11)	$(47)	$(97)
Operating Cash flow [5]	$(69)	$(107)	$(179)	$(116)	$(255)	$(192)
Shareholders’ Equity [6]	$1,030	$1,414	$1,030	$1,414	$1,030	$1,239
Cash and Cash Equivalents	$556	$851	$556	$851	$556	$758
Weighted average number of shares outstanding [6]	111.84	111.58	111.77	111.52	111.77	111.56
Net loss per share – basic [7]	$(0.89)	$(0.80)	$(1.83)	$(2.89)	$(3.83)	$(4.89)
Total Shareholders’ Equity per share	$9.21	$12.67	$9.22	$12.68	$9.22	$11.11
Number of Associates at period-ending [8]	6,046	6,064	6,046	6,064	6,046	6,184
Number of Total Associates at period-ending [9]	7,303	7,095	7,303	7,095	7,303	7,543
Days Receivables Outstanding [10]	52	90	54	63	53	57
Days Inventory Outstanding [11]	36	66	33	44	31	35
[1] Gross profit relative to sales. [2] Operating income relative to sales. [3] See EBITDA reconciliation to net loss on page 11. [4] Total current assets excluding cash and cash equivalents minus total current liabilities excluding short-term debt. [5] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [6] Basic number of shares used to compute net loss per share in millions. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from the loss per share calculation. [7] Excluding non-controlling interest. [8] Employees with a continuous employment agreement, recalculated to full time equivalent heads. [9] Includes temporary hourly personnel. [10] Outstanding receivables relative to average daily sales. [11] Outstanding inventories relative to average daily sales.

Page 4 of 12                                                    23 July 2021

COVID-19 and supply constraint commentary
Veoneer is executing to minimize the impact from the supply constraints in semiconductors. The supply constraints are likely to remain into the second half of 2021 although we do expect a gradual recovery to take place. Currently it is hard to predict the pace of the recovery, but as underlying consumer demand continues to look strong, we anticipate a strong if not full recovery during the second half of the year, particularly in the fourth quarter, as vaccination programs eases the constraints from COVID-19 and the semiconductor industry starts to catch up with demand. These assumptions are taken into account in our full year 2021 outlook.
For 2021 and the upcoming years, the most important driver for Veoneer’s business is new customer and technology launches, which should drive significant out-performance as compared to the global LVP.
As noted in our 2020 full year results and first quarter 2021 results, in response to the pandemic, the Company continues to expand its MAIs to further mitigate the impact of the pandemic on its cash flow and operating results. As part of the MAIs, during the first half of 2021 the Company undertook certain restructuring activities, recording restructuring expenses of approximately $5 million, impacting certain engineering and administrative functions.
The COVID-19 pandemic continues to cause significant uncertainty in the global economy. This includes the automotive industry and the global LVP for 2021 and the upcoming years ahead, which are dependent on underlying consumer demand. Simultaneously and triggered by the COVID-19 pandemic, the automotive industry, like other industries dependent on semiconductors, is experiencing challenges in the supply of Semiconductors.
Our OEM customers continue to recover to more normal volumes, or higher than normal volumes in certain countries, and in the first half of 2021, we have returned to higher production levels as well. The health and safety of our associates continues to be our first priority, and we are taking the necessary actions to continue to protect our associates, safeguard our operations and meet our customers' needs while managing through these unprecedented circumstances.

Deliveries per Quarter (units 000's)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Restraint Control Systems	3,462	3,676	4,290	2,727	2,316
Active Safety	2,262	2,332	2,491	2,030	852

Associates		June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
TOTAL		7,303	7,512	7,543	7,433	7,095
Whereof:	Direct Manufacturing	1,452	1,489	1,452	1,370	1,130
	RD&E	4,221	4,408	4,476	4,454	4,404
	Temporary	1,257	1,372	1,359	1,258	1,031

Associates, net decreased by 209 to 7,303 during the quarter as compared to 7,512 in the previous quarter.
The decrease was mainly attributable to a decrease in RD&E associates and to a lesser extent in direct labor. The decreases were a result of the on-going MAIs.

Compared to June 30, 2020 the total number of associates increased by 208. In support of increased production volumes direct manufacturing associates increased by 322, while RD&E staff decreased by 183 as a part of our on-going MAI's. The increase in temporary associates was mainly related to an increase in production staff resulting from the reduced production in the second quarter 2020 due to COVID-19.

Page 5 of 12                                                    23 July 2021

Other Topics and Events
Organizational refinement - Veoneer has now implemented an organizational refinement which will drive Veoneer toward a product organization. This change does not affect Veoneer's financial reporting structure.
Filings - Please refer to our Annual Report for definitions of terms used in this report. Veoneer’s annual report on Form 10-K, quarterly reports on Form 10-Q, press releases, current reports on Form 8-K, proxy statement and other documents filed with the SEC can be obtained free of charge from Veoneer at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Veoneer’s corporate website www.veoneer.com. The earnings call webcast slide presentation is posted on our corporate website.
Reporting Tables - Values in tables and other compilations have been rounded separately, therefore minor rounding differences may occur.
Next Report - The next Veoneer earnings report for the third quarter of 2021 is planned for Wednesday, October 20, 2021.
Contacts: Thomas Jonsson - EVP Communications & IR, +46 8 527 762 27 or thomas.jonsson@veoneer.com

May 10 - Veoneer announced the results of its virtual 2021 Annual Meeting of Stockholders. All proposals received sufficient votes to be approved.
May 20 - Veoneer announced that it is the proud Active Safety supplier to Volvo XC40 Recharge, appointed 2021 Top Safety Pick+ in the small SUV class by IIHS (Insurance Institute for Highway Safety) in the U.S.
May 28 - Veoneer announced that it is the proud Active Safety supplier to Subaru Levorg, which was awarded top results in the Japan NCAP (JNCAP). Subaru Levorg outperformed the 10 vehicles rated with 5 stars and an overall rating above 98%.
July 19 - Veoneer announced that it had signed an agreement with pioneering LiDAR company Baraja to industrialize their Spectrum-Scan™ LiDAR technology for the next market wave of L2+ through L4 autonomous vehicle applications.
July 22 - Magna International Inc. and Veoneer, Inc announced that they had entered into a definitive merger agreement under which Magna will acquire Veoneer, a leader in automotive safety technology. Pursuant to the agreement, Magna will acquire all of the issued and outstanding shares of Veoneer for $31.25 per share in cash, representing a total value of $3.8B and an enterprise value of approximately $3.3B billion.

Definitions: AD - Autonomous Driving, ADAS - Advanced Driver Assistance Systems, AV (Autonomous Vehicle), CPV - Content per Vehicle, CMD - Capital Markets Day, ECU - Electronic Control Unit, JV - Joint Venture, LTM - Last Twelve Months, LVP - Light Vehicle Production according to IHS Markit, MAIs - Market Adjustment Initiatives OEM - Original Equipment Manufacturer, Order Book - Estimated total future sales attributable to documented new business awarded, based on estimated product volumes and pricing and exchange rates, Order Intake - Estimated future average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products, and exchange rates, PP - Percentage Points, RCS (Restraint Control Systems), TAM (Total Addressable Market), VNBS JV - Veoneer Nissin Brake Systems Joint Venture, YoY - Year over Year.

This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 06:00 CET on Friday, July 23, 2021. Inquiries - Company Corporate website www.veoneer.com.

Qualcomm, Snapdragon, Snapdragon Ride are trademarks or registered trademarks of Qualcomm incorporated. Arriver is a registered trademark of Veoneer, Inc.
Page 6 of 12                                                    23 July 2021

Safe Harbor Statement Additional Information and Where to Find it
This communication may be deemed to be solicitation material in connection with the proposed acquisition of Veoneer by Magna pursuant to a definitive Agreement and Plan of Merger (the “merger agreement”) between Veoneer, Magna and 2486345 Delaware Corporation. In connection with the proposed merger, Veoneer intends to file relevant materials with the United States Securities and Exchange Commission (SEC), including a proxy statement which will be mailed or otherwise disseminated to Veoneer‘s stockholders. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VEONEER AND THE PROPOSED MERGER. Stockholders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about Veoneer or the proposed merger, once such documents are filed with the SEC, free of charge at the SEC's website at www.sec.gov, or from Veoneer at https://www.veoneer.com/en/investors or by directing a request to Veoneer’s Investor Relations Department at thomas.jonsson@veoneer.com.

Participants in the Solicitation
Veoneer and certain of its respective directors and executive officers may be deemed to be "participants" in the solicitation of proxies from Veoneer’s stockholders in connection with the merger. Information about Veoneer’s directors and executive officers and their direct or indirect interests, by security holdings or otherwise, is set forth in Veoneer’s proxy statement on Schedule 14A for its 2021 annual meeting of stockholders filed with the SEC on March 29, 2021. To the extent holdings of Veoneer’s securities by such participants (or the identity of such participants) have changed, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 subsequently filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement filed with the SEC regarding the proposed merger, if and when it becomes available.

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Veoneer Forward-Looking Statements
This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. The reader is cautioned not to rely on these forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed merger or to make any filing or take other action required to consummate such merger in a timely matter or at all. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Risks and uncertainties include, but are not limited to: (i) the merger may involve unexpected costs, liabilities or delays; (ii) the failure to satisfy the conditions to the consummation of the transaction, including approval of the merger by Veoneer’s stockholders and the receipt of certain governmental and regulatory approvals on the terms or at the timing expected; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (iv) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected; (v) risks related to diverting management attention from ongoing business operations; (vi) the business of Veoneer may suffer as a result of uncertainty surrounding the merger or the potential adverse changes to business relationships resulting from the proposed merger; and (vii) the outcome of any legal proceedings that may be instituted against Veoneer or Magna related to the merger agreement or the transaction contemplated thereby. The foregoing list of factors is not exhaustive. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Veoneer’s financial condition, results of operations, credit rating or liquidity.

You should carefully consider the foregoing factors and the other risks and uncertainties relating to Veoneer described in Veoneer’s Annual Report on Form 10-K for the most recently completed fiscal year, and other reports and documents filed by Veoneer from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Copies of these filings are available online at www.sec.gov. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Veoneer assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Veoneer does not give any assurance that it will achieve its expectations.

Page 7 of 12                                                    23 July 2021

Consolidated Income Statement	Three Months Ended June 30		Six Months Ended June 30
Dollars in millions, (except per share data)	2021	2020	2021	2020	Last 12 Months	Full Year 2020
Net sales	$398	$184	$816	$546	$1,643	$1,373
Cost of sales	(336)	(181)	(698)	(490)	(1,399)	(1,191)
Gross profit	62	3	118	56	244	182
Selling, general & administrative expenses	(41)	(38)	(81)	(82)	(164)	(165)
Research, development & engineering expenses, net	(108)	(44)	(224)	(175)	(456)	(407)
Amortization of intangibles	(2)	(1)	(4)	(3)	(7)	(6)
Other income / (expense), net	(3)	16	(5)	18	7	29
Operating loss	$(92)	$(64)	$(196)	$(186)	$(376)	$(367)
Loss on divestiture and assets impairment charge, net	—	—	—	(67)	(24)	(91)
Gain (loss) from equity method investment	1	(19)	8	(38)	7	(39)
Interest income / (expense), net	(4)	(2)	(9)	(3)	(17)	(11)
Other non-operating items, net	(1)	(3)	1	(1)	(3)	(4)
Loss before income taxes	$(96)	$(88)	$(196)	$(295)	$(413)	$(512)
Income tax expense	(4)	(2)	(9)	(26)	(15)	(32)
Net loss [1]	$(100)	$(90)	$(205)	$(321)	$(428)	$(544)
Less: Net loss attributable to non-controlling interest	—	—	—	1	—	1
Net loss attributable to controlling interest	$(100)	$(90)	$(205)	$(322)	$(428)	$(545)
Net loss per share – basic [2]	$(0.89)	$(0.80)	$(1.83)	$(2.89)	$(3.83)	$(4.89)
Weighted average number of shares outstanding [2]	111.84	111.58	111.77	111.52	111.77	111.56
[1] Including Corporate and other sales. [2] Basic number of shares in millions used to compute net loss per share. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from loss per share calculation.

Page 8 of 12                                                    23 July 2021

Consolidated Balance Sheet	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Dollars in millions
Assets
Cash & cash equivalents	555	644	758	846	851
Restricted cash	1	1	—	—	—
Receivables, net	257	282	292	245	206
Inventories, net	157	138	134	124	132
Related party receivables	8	7	9	6	8
Prepaid expenses and contract assets	44	36	36	32	29
Other current assets	13	13	15	20	17
Current assets held for sale	—	—	—	—	17
Total current assets	$1,035	$1,121	$1,244	$1,273	$1,260
Property, plant & equipment, net	403	408	431	413	406
Right of use assets, operating lease	85	84	89	86	93
Equity method investment	18	17	153	138	83
Goodwill	318	317	317	314	290
Intangible assets, net	18	19	21	22	11
Deferred tax assets	5	5	6	6	6
Other non-current assets	18	18	27	27	28
Total assets	$1,900	$1,989	$2,288	$2,279	$2,177
Liabilities and equity
Accounts payable	262	258	257	223	131
Related party payables	1	1	2	1	1
Accrued expenses	200	208	232	230	200
Income tax payable	7	4	25	28	28
Related party short-term debt	—	—	16	14	—
Other current liabilities	60	56	55	51	63
Current liabilities held for sale	—	—	—	—	6
Total current liabilities	$530	$527	$587	$547	$429
4% Convertible Senior Notes due 2024	174	172	170	167	165
Pension liability	20	20	20	18	17
Deferred tax liabilities	12	12	12	10	11
Operating lease non-current liabilities	69	68	71	68	75
Financial lease non-current liabilities	46	47	46	42	38
Related party long-term debt	—	—	115	103	—
Other non-current liabilities	19	21	28	26	28
Total non-current liabilities	$340	$340	$462	$434	$334
Equity
Common stock	112	111	111	111	111
Additional paid-in capital	2,354	2,352	2,349	2,349	2,347
Accumulated deficit	(1,431)	(1,330)	(1,226)	(1,135)	(1,003)
Accumulated other comprehensive income (loss)	(5)	(11)	5	(27)	(41)
Total Equity	$1,030	$1,122	$1,239	$1,298	$1,414
Total liabilities and Equity	$1,900	$1,989	$2,288	$2,279	$2,177
Page 9 of 12                                                    23 July 2021

Consolidated Cash Flow Statement	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2020
Dollars in millions	2021	2020	2021	2020
Operating activities
Net loss	$(100)	$(90)	$(205)	$(321)	$(428)	$(544)
Depreciation and amortization	29	23	57	46	114	103
Loss on divestiture and assets impairment charge, net	—	—	—	67	24	91
Other, net	11	16	1	32	30	61
Change in operating assets and liabilities	(9)	(56)	(32)	60	5	97
Net cash used in operating activities [1]	$(69)	$(107)	$(179)	$(116)	$(255)	$(192)
Investing activities
Capital expenditures	(18)	(24)	(30)	(51)	(70)	(91)
Proceeds from Divestitures	—	—	—	176	22	198
Equity method investment	(1)	(10)	12	(26)	47	9
Net decrease other non-current assets	—	—	—	—	2	2
Proceeds from sale of property, plant and equipment	—	—	—	—	10	10
Acquisition of intangible assets	—	—	—	—	(10)	(10)
Acquisition of business and interest in affiliates, net of cash paid	—	—	—	—	(33)	(33)
Net cash provided by / (used) in investing activities	$(19)	$(34)	$(18)	$99	$(32)	$85
Financing activities
Proceeds from exercise of stock options	—	—	1	—	1	—
(Repayment of) / proceeds from long-term debt	(1)	—	1	(1)	1	(1)
Repayment of short-term debt	(1)	16	(2)	15	(20)	(3)
Dividend paid to non-controlling interest	—	—	—	(5)	—	(5)
Net cash provided by / (used) in financing activities	$(2)	$16	$—	$9	$(18)	$(9)
Effect of exchange rate changes in cash [2]	1	6	(5)	—	10	15
(Decrease) / Increase in cash and cash equivalents	$(89)	$(119)	$(202)	$(8)	$(295)	$(101)
Cash and cash equivalents at beginning of period	645	970	758	859	851	859
Cash and cash equivalents at end of period [3]	$556	$851	$556	$851	$556	$758
[1] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [2] Including cash equivalents, [3] As of June 30, 2021 cash and cash equivalents includes $1 million of restricted cash.

Page 10 of 12                                                    23 July 2021

Non-U.S. GAAP Financial Measures
Non-U.S. GAAP financial measures are reconciled throughout this report.
In this report we refer to organic sales or changes in organic sales growth, a non-U.S. GAAP financial measure that we, investors and analysts use to analyze the Company's sales trends and performance. We believe that this measure assists investors and management in analyzing trends in the Company's business because the Company generates approximately 68% of its sales in currencies other than in U.S. dollars (its reporting currency) and currency rates have been and can be rather volatile. The Company has historically made several acquisitions and divestitures, although none that impacted the reporting periods in question. Organic sales and organic sales growth represent the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates on the Company’s performance. The tables in this report present the reconciliation of changes in the total U.S. GAAP net sales to changes in organic sales growth.
The Company uses in this report EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s net income excluding interest expense, income taxes, depreciation and amortization and including loss from equity method investment. The tables below provide reconciliations of net income (loss) to EBITDA.
The Company uses in this report net working capital, a non-U.S. GAAP financial measure, which is defined as current assets (excluding cash and cash equivalents) minus current liabilities excluding short-term debt and net assets and liabilities held for sale. The Company also uses in this report cash flow before financing activities, a non-U.S. GAAP financial measure, which is defined as net cash used in operating activities plus net cash used in investing activities. The Company also uses in this report free cash flow a non-U.S. GAAP financial measure, which is defined as net cash used in operating activities less capital expenditures. Management uses these measures to improve its ability to assess operating performance at a point in time as well as the trends over time. The tables below provide a reconciliation of current assets and liabilities to net working capital, cash flow before financing activities and free cash flow.
Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. These measures, as defined, may not be comparable to similarly titled measures used by other companies.
Forward-looking non-U.S. GAAP financial measures used in this report are provided on a non-U.S. GAAP basis. Veoneer has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as foreign currency exchange rates and future investing activities, cannot be reasonably predicted or determined. As a result, such reconciliations are not available without unreasonable efforts and Veoneer is unable to determine the probable significance of the unavailable information.

Reconciliations of U.S. GAAP to Non-U.S. GAAP Financial Measures
Net Loss to EBITDA	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2020
Dollars in millions	2021	2020	2021	2020
Net Loss	$(100)	$(90)	$(205)	$(321)	(428)	(544)
Gain on divestiture and assets impairment charge, net	—	—	—	67	24	91
Depreciation and amortization	29	23	57	46	114	103
Gain (loss) from equity method investment	(1)	19	(8)	38	(7)	39
Interest and other non-operating items, net	5	5	8	4	20	16
Income tax expense / (benefit)	4	2	9	26	15	32
EBITDA	$(63)	$(41)	$(139)	$(140)	$(262)	$(263)

Working Capital to Net Working Capital	June 30, 2021	June 30, 2020	March 31, 2021	March 31 2020	December 31, 2020	December 31, 2019
Dollars in millions
Total current assets	$1,035	$1,260	$1,121	$1,407	$1,244	$1,649
less Total current liabilities	530	429	527	507	587	591
Working Capital	$505	$831	$594	$900	$657	$1,058
less Cash and cash equivalents	(556)	(851)	(645)	(970)	(758)	(859)
less Short-term debt	4	20	4	3	4	3
less Net of Assets and Liabilities held for sale	—	(11)	—	(19)	—	(199)
Net Working Capital	$(47)	$(11)	$(47)	$(86)	$(97)	$3

Cash Flow before Financing Activities	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2020
Dollars in millions	2021	2020	2021	2020
Net cash provided by / (used in) Operating Activities	$(69)	$(107)	$(179)	$(116)	$(255)	$(192)
plus Net cash provided by/ (used) in Investing Activities	(19)	(34)	(18)	99	(32)	85
Cash flow before Financing Activities	$(88)	$(141)	$(197)	$(17)	$(287)	$(107)
Page 11 of 12                                                    23 July 2021

Free Cash flow	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2020
Dollars in millions	2021	2020	2021	2020
Net cash provided by / (used in) Operating Activities	$(69)	$(107)	$(179)	$(116)	$(255)	$(192)
less Capital expenditures	(18)	(24)	(30)	(51)	(70)	(91)
Free Cash flow	$(87)	$(131)	$(209)	$(167)	$(325)	$(283)

Page 12 of 12                                                    23 July 2021